Exhibit 99.1

December 8, 2003
For 8:00 am EST Release
Contacts:	Shareholders'/Analysts' Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE'S ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM
and
DECLARES CASH DIVIDEND

MOORESVILLE, N.C. - The Board of Directors of Lowe's Companies, Inc. (NYSE: LOW) has approved a share repurchase program of up to $1 billion effective immediately. This new program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. As of October 31, 2003, Lowe's
Companies, Inc. had 786.2 million shares outstanding.

Separately, the Board has declared a quarterly cash dividend of three cents ($0.03) per share, payable January 30, 2004, to shareholders of record as of January 16, 2004.

Lowe's has paid a cash dividend each quarter since going public in 1961.

"With the continued growth in Lowe's earnings and cash flows, as well as a strengthening balance sheet, we believe a share repurchase program, in addition to our ongoing dividend payments, are appropriate and efficient ways to return capital to our shareholders," commented Robert L.
Tillman, Lowe's chairman and CEO. "Our share repurchase program will also allow us to offset the dilutive impact of employee stock options and enhance overall return to shareholders."

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the
Exchange Act.  Although the company believes that comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Possible risks and uncertainties regarding these statements include, but are not limited to, the company's determination from time to time whether to purchase any shares under the repurchase program.

With fiscal year 2002 sales of $26.5 billion, Lowe's Companies, Inc. is a FORTUNE 100 company that serves approximately nine million customers a week at more than 925 home improvement stores in 45 states. In 2003, FORTUNE named Lowe's America's Most Admired
Specialty Retailer. Based in Mooresville, N.C., the 57-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com
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